Exhibit 99.1

For Immediate Release

ORGANOVO REPORTS Q3 2012 FINANCIAL RESULTS, PROVIDES BUSINESS UPDATE

SAN DIEGO, CA – November 16, 2012 – Organovo Holdings, Inc. (OTCQX: ONVO) (“Organovo”) a three-dimensional biology company focused on delivering breakthrough 3-D bioprinting technology, has reported on its financial results for the three and nine month period ended September 30, 2012.

Third Quarter Corporate Highlights

•	National Institutes of Health three dimensional liver research grant revenue

•	Receipt of two issued patents, including Company’s first assigned patent

•	Move to new, larger research and headquarters facility

•	Appointment of additional independent director to serve as Audit Committee Chairman

Third quarter 2012 revenues increased by $237,300 or approximately 102% over the same period in 2011, commensurate with the Company’s continued delivery against collaborative research agreements and the initiation of research activities within the scope of a grant from the National Institutes of Health (“NIH”). Collaborative research agreement revenues contributed $141,800 or 60% of the revenue increase while grant revenues contributed $95,500.

Cash receipts related to the reported revenues partially offset the Company’s operating expenses and strengthened our balance sheet. During the quarter the balance sheet was additionally strengthened through the receipt of approximately $1.7 million in capital from warrant and stock option exercises. The Company had approximately $7.7 million cash on hand at the end of the quarter. While the Company reported net earnings of approximately $38.5 million for the quarter, investors should note those earnings were primarily the result of a non-cash adjustment resulting from the change in fair value of our warrant liabilities. The warrant liability is volatile in nature and is driven primarily by changes in the price of our Common stock, absent material changes in the number of warrants outstanding. Investors should anticipate swings in that fair value will continue to impact reported earnings and losses.

On July 9, 2012, Organovo announced the receipt of two issued patents. The patents consisted of the issuance in the United States of a patent to which the Company owns the exclusive license from the University of Missouri, and the issuance in the United Kingdom of the Company’s first assigned patent.

On July 9, 2012 Organovo announced the appointment of James T. Glover, former CFO of Beckman Coulter and Anadys Pharmaceuticals, to its Board of Directors. Mr. Glover has been affirmed as an independent director by the Organovo Board of Directors, and the Company expects to recruit additional independent directors in the future to meet the Board independence requirements of both NASDAQ and NYSE.

On July 17, 2012, Organovo announced the commencement of operations at its new, larger facility in San Diego, California. The increased capacity will facilitate execution of planned research, product development, and commercial initiatives. The new facility has three times the laboratory space and approximately four times the cleanroom space of our prior facility and is expected to provide adequate capacity for our immediate and near-term needs including product manufacturing. At September 30,

2012, the Company employed twenty-six full-time employees and six part-time employees, including twenty-four individuals in research and development, an increase over second quarter employment by four full-time and two part-time employees.

“Organovo has continued to execute its business plan and has grown substantially in 2012,” stated Keith Murphy, chief executive officer of Organovo. “As a result we are better positioned to deliver on 3D bioprinted liver, new tissue-based disease models, and future partnership opportunities. We believe all of these efforts will continue to grow shareholder value over the long term.”

Financial Results

For the third quarter 2012 total revenues of approximately $469,200 were $237,300 or 102% above the approximately $232,000 in revenues for the same period in 2011. Collaborative research revenues for the third quarter of approximately $373,800 increased $141,800 or 61% over the same period of prior year revenues of approximately $232,000. Grant revenue for the three months ended September 30, 2012 of approximately $95,500 increased approximately $95,500 over the same period of prior year. No grant revenue was received in the prior year third quarter.

Operating expenses increased approximately $3,232,500 or 378% in the three months ended September 30, 2012 over the same period in 2011, from approximately $854,400 in 2011 to $4,086,900 in 2012. Most significantly, relative to the same period in the prior year, the Company invested in infrastructure and outside services to support its transition from private ownership to a publicly owned and traded corporation. As expected in such transition, incremental initiatives were established in investor outreach, corporate governance, and SEC financial reporting. Non-payroll related incremental public company expenses incurred in the three month period ended September 30, 2012 were approximately $308,200. There were no such expenses incurred in the same period, prior year, due to our status as a private company. . Moreover, the Company invested in building its executive, research, and development staff, and in expanding the number of independent board directors. As a result payroll related expenses, for the three months ended September 30, 2012, increased by approximately $676,800 or 236% over the same period in 2011. Similarly, stock-based compensation expenses increased approximately $1,277,200, fees to our non-employee board members were initiated, raising period expenses by $32,900 and we moved into a new, larger facility to accommodate our growing administrative and research staff. Facility related expenses increased approximately of $97,500 over the same period in 2011, as a result of that move.

The approximate $42,278,500 increase in other income (expense) for the three month period ending September 30, 2012 over the same period of the prior year, was primarily related to the change in fair value of warrant liabilities for the three months ended September 30, 2012 of approximately $42,252,400. During the Private Placement in the first quarter of 2012 we issued warrants to purchase 6,099,195 shares of our common stock to the placement agent and warrants to purchase 15,247,987 of our common stock to investors in the Private Placement. The warrants issued to the placement agent and Private Placement investors were determined to be derivative liabilities as a result of the anti-dilution provisions in the warrant agreements that may result in an adjustment to the warrant exercise price. We will revalue the derivative liability on each balance sheet date and will do so until the securities to which the derivatives liabilities relate are exercised or expire. The third quarter of 2012 also included a loss on disposal of fixed assets of approximately $158,400 which occurred in relation to moving to our new facility. Other expenses for the three months ended September 30, 2011 of approximately $182,800 related primarily to interest recorded on convertible notes payable.

About Organovo Holdings, Inc.

Organovo is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The Company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMX Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

Investor Contact:	Media Contact:

Barry Michaels	Mike Renard
Chief Financial Officer	Exec. VP, Commercial Operations
858-224-1003	858-224-1006
or	mrenard@organovo.com
Gerry Amato
Booke and Company
Investor Relations
admin@bookeandco.com

Organovo Holdings Inc.

(A development stage company)

Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$7,675,918	$339,607
Grants receivable	95,477	—
Inventory	312,182	291,881
Deferred financing costs	—	318,843
Prepaid expenses and other current assets	144,515	79,874

Total current assets	8,228,092	1,030,205
Fixed Assets—Net	605,920	278,208
Restricted Cash	88,321	—
Other Assets	120,890	100,419

Total assets	$9,043,223	$1,408,832

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$61,347	$657,560
Accrued expenses	830,033	437,837
Deferred revenue	75,000	152,500
Capital lease obligation, current portion	9,845	—
Accrued interest payable	—	24,018
Convertible notes payable, current portion	—	703,833

Total current liabilities	976,225	1,975,748
Capital lease obligation, net current portion	19,712	—
Warrant Liabilities	35,471,527	1,266,869

Total liabilities	$36,467,464	$3,242,617
Commitments and Contingencies
Stockholders’ Deficit
Common stock, $0.001 par value; 150,000,000 shares authorized, 43,772,483 and 22,445,254 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	46,969	22,445
Additional paid-in capital	13,208,039	4,835,326
Deficit accumulated during the development stage	(40,679,249)	(6,691,556)

Total stockholders’ deficit	(27,424,241)	(1,833,785)

Total Liabilities and Stockholders’ Deficit	$9,043,223	$1,408,832

Organovo Holdings, Inc.

(A development stage company)

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Period from April 19, 2007 (Inception) through September 30, 2012
Revenues
Product	$—	$—	$—	$100,000	$223,500
Collaborations	373,761	231,974	752,736	449,213	1,515,824
Grants	95,477	—	95,477	56,925	759,589

Total Revenues	469,238	231,974	848,213	606,138	2,498,913
Cost of product revenue	—	—	—	50,584	133,607
Selling, general, and administrative expenses	2,981,481	550,157	4,939,403	1,129,597	7,605,440
Research and development expenses	1,105,456	304,251	2,305,311	1,013,981	5,503,699

Loss from Operations	(3,617,699)	(622,434)	(6,396,501)	(1,588,024)	(10,743,833)

Other Income (Expense)
Fair value of warrant liabilities in excess of proceeds received	—	—	(19,019,422)	—	(19,019,422)
Change in fair value of warrant liabilities	42,252,357	—	(5,190,637)	—	(5,197,206)
Financing transaction costs in excess of proceeds received	—	—	(2,129,500)	—	(2,129,500)
Loss on disposal of fixed assets	(158,366)	—	(158,366)	—	(158,366)
Interest expense	(203)	(182,320)	(1,087,656)	(294,245)	(3,406,098)
Interest income	1,358	—	3,342	—	5,348
Other income (expense)	596	(488)	(8,953)	(2,038)	(30,172)

Total Other Income (Expense)	42,095,742	(182,808)	(27,591,192)	(296,283)	(29,935,416)

Net Loss	$38,478,043	$(805,242)	$(33,987,693)	$(1,884,307)	$(40,679,249)

Net income (loss) per common share—basic	$0.87	$(0.07)	$(0.86)	$(0.16)
Net income (loss) per common share—diluted	$0.69	$(0.07)	$(0.86)	$(0.16)
Weighted average shares used in computing net income (loss) per common share—basic	44,099,554	12,262,691	39,349,681	11,537,879
Weighted average shares used in computing net income (loss) per common share—diluted	55,849,360	12,262,691	39,349,681	11,537,879

Organovo Holdings, Inc.

(A development stage company)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Period from April 19, 2007 (Inception) through September 30, 2012
Cash Flows From Operating Activities
Net loss	$(33,987,693)	$(1,884,307)	$(40,679,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	318,843	—	438,296
Loss on disposal of fixed assets	158,366	—	158,366
Depreciation and amortization	116,828	49,929	273,156
Amortization of debt discount	896,167	97,565	2,083,735
Interest accrued on convertible notes payable	11,616	196,680	495,392
Fair value of warrant liabilities in excess of proceeds	19,019,422	—	19,019,422
Change in fair value of warrant liabilities	5,190,637	—	5,197,206
Stock-based compensation	1,284,529	2,596	1,301,478
Amortization of warrants issued for services	36,054	—	36,054
Warrants issued in connection with exchange agreement	—	—	527,629
Increase (decrease) in cash resulting from changes in:			—
Accounts receivable	—	—	—
Grants receivable	(95,477)	59,744	(95,477)
Inventory	(327,993)	(212,395)	(619,874)
Prepaid expenses and other assets	(53,490)	1,044	(146,496)
Accounts payable	(596,213)	374,973	61,347
Accrued expenses	392,196	260,031	830,033
Deferred revenue	(77,500)	95,075	75,000

Net cash used in operating activities	(7,713,708)	(959,065)	(11,043,982)

Cash Flows From Investing Activities
Restricted cash deposits	(88,321)	—	(88,321)
Purchases of fixed assets	(255,750)	(16,290)	(682,573)
Purchases of intangible assets	—	(65,000)	(95,000)

Net cash used in investing activities	(344,071)	(81,290)	(865,894)

Cash Flows From Financing Activities
Proceeds from issuance of convertible notes payable	—	1,042,500	4,630,000
Proceeds from issuance of common stock and warrants	15,491,075	—	15,491,075
Proceeds from exercise of stock options	17,925	—	17,925
Proceeds from issuance of related party notes payable	—	225,000	250,000
Principal payments on capital lease obligations	(4,663)	—	(4,663)
Repayment of related party notes payable	—	(250,000)	(250,000)
Repayment of convertible notes and interest payable	(110,247)	—	(110,247)
Deferred financing costs	—	(205,984)	(438,296)

Net cash provided by financing activities	15,394,090	811,516	19,585,794

Net Increase (Decrease) in Cash and Cash Equivalents	7,336,311	(228,839)	7,675,918
Cash and Cash Equivalents at Beginning of Period	339,607	285,308	—

Cash and Cash Equivalents at End of Period	$7,675,918	$56,469	$7,675,918